Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Oracle Corporation for the registration of $1,000,000,000 of 3.875% Notes due 2020 and $2,250,000,000 of 5.375% Notes due 2040 and to the incorporation by reference therein of our report dated June 27, 2011, with respect to the consolidated financial statements and schedule of Oracle Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 19, 2011